Exhibit 10.45
28 March 2011
Gordon Wilson
Deputy CEO, Travelport
President and CEO, Travelport GDS
Langley, England
Dear Gordon:
This letter confirms the changes to the terms and conditions of your employment, as set forth below, which take effect 1st April 2011:

Pension:	Clause 6.2 of your March 2007 Service Agreement with Galileo International Limited (now Travelport International Limited) (the “Service Agreement’) is deleted in its entirety and replaced with the following:

The Company operates a defined contribution pension plan. While the Executive remains eligible for the Group Personal Pension Plan (or another personal pension plan of the Executive’s choosing or the equivalent cash compensation), the Company’s contributions are capped at the lesser of (a) 15% of the Executive’s then-current annual base salary (currently £500,000 under Clause 5.1.1 of the Service Agreement) or (b) the maximum amount of the annual allowance permitted by HM Revenue & Customs without additional tax (i.e. £50,000 per annum for the 2011-2012 tax year), to be contributed monthly by the Company. The Company pension scheme is contracted in to the State Earnings Related Pension Scheme and National Insurance contributions are payable accordingly.

Cash Allowance:	You will receive a per annum cash allowance in an amount equal to (a) 15% of your then-current annual base salary minus (b) the Company’s pension contribution under Clause 6.2 of the Service Agreement (as amended herein), less all required deductions and withholdings, to be paid monthly. For the 2011-2012 tax year, based on your current base annual salary of £500,000, this annual cash allowance will be £25,000 ((£500,000 x 15%) — £50,000). For the avoidance of doubt, this amount is not part of your annual base salary and therefore shall not be used as the basis for calculating bonus (including under Clause 8.1 of the Service Agreement), the termination payment under Clause 9.1 of the Service Agreement, pension under Clause 6.2 of the Service Agreement (as amended herein) or any other entitlements.
Travelport International Ltd. Registered Office: Axis One, Axis Park, 10 Hurricane Way, Langley, Berkshire, SL3 8AG,
United Kingdom
Registered in England and Wales No. 1254977

All other terms and conditions of your employment remain unchanged. Please sign below and return this letter to me in order to take advantage of these benefits.
Yours sincerely,
/s/ Lee Golding
Lee Golding
Executive Vice President, Human Resources
Attorney-in-Fact, Travelport International Limited
I, Gordon Wilson, confirm that I accept and understand the terms contained within this letter.

Signature	/s/ Gordon Wilson

Date	29 March 2011